                                                                      EXHIBIT A1

                           CONSOLIDATED CODE OF ETHICS
                                       OF
                      FORTRESS REGISTERED INVESTMENT TRUST
                          FORTRESS INVESTMENT TRUST II
                     FORTRESS BROOKDALE INVESTMENT FUND LLC
                      FORTRESS PINNACLE INVESTMENT FUND LLC
                            RIC COINVESTMENT FUND LP

                           Dated as of August 16, 2000

                        Amended through February 26, 2007

                                   Pursuant to
                       Rule 17j-l(c) Under the Investment
                         Company Act of 1940, as amended

1.   Purpose and Standards of Conduct

          This Code of Ethics has been adopted by Fortress Registered Investment Trust, Fortress Investment Trust II, Fortress Brookdale Investment Fund LLC, Fortress Pinnacle Investment Fund LLC and RIC Coinvestment Fund LP (each, a "Company") and FIG Advisors LLC ("FIG Advisors") in accordance with Rule 17j-1(c) under the Investment Company Act of 1940, as amended (the "Act"). Rule 17j-1(b) under the Act generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies registered under the Act, if effected by associated persons of such investment companies. The purpose of this Code of Ethics is to provide each Company and FIG Advisors with regulations and procedures designed to comply with the Act and, in particular, Rule 17j-l(b) which states (defined terms used below in paragraph (a) of this section 1 have the meaning given to such terms in Rule 17j-1(a)):

     (a) It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

          (i)  To employ any device, scheme or artifice to defraud the Fund;

          (ii) To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

          (iii) To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

          (iv) To engage in any manipulative practice with respect to the Fund.

          This Code of Ethics also proscribes securities transactions involving insider trading (as described below) as well as possible conflicts of interest.

2.   Application

     (a) This Code of Ethics applies to the "access persons" of each Company (as such term is defined in Section 3 below). Each access person must read, acknowledge receipt of and retain this Code of Ethics.

     (b) FIG Advisors will maintain a list of the access persons of the Trust and will provide each access person with a copy of this Code of Ethics.

3.   Definitions

          For the purposes of this Code of Ethics, the following definitions shall apply:

     (a) "Access Person" means any "advisory person" of a Company or Investment Advisor. All of the Investment Advisor's directors, officers, and general partners are presumed to be "Access Persons" of a Company. All of a Company's directors, officers, and general partners are presumed to be Access Persons of the Company. A list of the Company's Access Persons who are officers and trustees of a Company is attached as Appendix 2 to this Code of Ethics and will be updated from time to time.

     (b) "Advisory person" of a Company or the Investment Adviser means (i) any trustee, officer, general partner and employee of FIG Advisors or a Company or of any company in a control relationship to a Company or FIG Advisors who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security (as defined below in subparagraph (j)) by a Company, or whose functions related to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person, if any, in a control relationship to a Company who obtains information concerning recommendations made to a Company with regard to the purchase or sale of a security.

     (c) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated or, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     (d) "Beneficial ownership" shall be interpreted in the same manner as the definition of "beneficial owner" set forth in Rule 16a-l(a)(2) under the Securities Exchange Act of 1934, as amended, and shall refer to a direct or indirect pecuniary interest in securities, the benefits of which are enjoyed, directly or indirectly by any person by reason of any contract, arrangement, understanding, relationship (such as, for example, that person's spouse, children or other close familial relationship), agreement or otherwise a direct or indirect pecuniary interest, and by reason of which such person should be regarded as the true owner, although such securities may not be registered or standing on the books of the issuer in the name of such person. Thus, for example, securities held for a person's benefit in the names of others, such as nominees, trustees and other fiduciaries, securities held by any partnership of which a person is a partner, and securities held by any corporation which is controlled by a person (directly or through intermediaries), would be deemed to be beneficially owned by said person. Similarly, a person ordinarily obtains benefits equivalent to ownership from, and thus is generally regarded as the "beneficial owner" of, securities held in the name of a spouse, a minor child, or a relative of the person or a spouse. Other illustrations of benefits substantially equivalent to those of ownership include application of the income derived from securities to maintain a common home and application of the income derived from securities to meet expenses which the person otherwise would meet from other sources. Such interests which confer beneficial ownership of a security include having or sharing with another: (1) Voting power including the power to vote, or to direct the voting of; the security; and/or (2) Investment power, including the power to dispose, or to direct the disposition, of such security. A person is also deemed to be the beneficial owner of securities which such person has the right to acquire beneficial ownership of such securities: (i) through the exercise option, warrant or right (including options traded on options exchanges) exercisable within 60 days; (ii) through the conversion of securities which are immediately convertible or will become convertible within 60 days; or (iii) pursuant to a power to revoke within 60 days; or pursuant to the automatic termination within 60 days of, a trust, discretionary account or similar arrangement. In addition, beneficial ownership is conferred if voting or investment power is shared with one or more other persons and, therefore, the same shares of stock may be deemed beneficially owned by a number of persons. The Securities and Exchange Commission regards securities held in trust for others as beneficially owned by the trustee if he or she has or shares voting or investment power with respect to such securities.

     (e) "Compliance Officer" means the designated compliance officer of a Company or the Investment Adviser, as appropriate.

     (f) "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

     (g)  "Investment Adviser" means FIG Advisors.

     (h) "Investment personnel" means portfolio managers or other employees of FIG Advisors who participate in making investment recommendations to a Company, as well as persons in a control relationship to a Company who obtain information about investment recommendations.

     (i) "Independent trustee or manager" means a trustee or manager of a Company, as applicable, who is not an "interested person" of a Company within the meaning of Section 2(a)(l9) of the Act. A trustee or manager is not deemed an interested person of a Company solely by reason of such person being a member of the Board of Trustees/Directors or Managers or an owner of shares of a Company or of any series thereof.

     (j) "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security (as defined below in subparagraph(k)).

     (k) "Security" shall have the meaning set forth in Section 2 (a)(36)of the Act. In general, the term includes any interest or instrument commonly known as a security, except that it shall not include securities issued by the United States which are government securities within the meaning of Section 2(a)(l6) of the Act, bankers acceptances, bank certificates of deposit, commercial paper or shares of registered opened investment companies and such other money market instruments as designated by the Board of Trustees/Directors or Managers of a Company.

     (l) "Insider trading" shall mean the trading of any security while in the possession of material non-public information as to which the access person (1) has a duty to keep confidential or (2) knows or should have known was improperly obtained. "Material information" means information which is substantially likely to be considered important in making an investment decision by a reasonable investor, or information which is reasonably certain to have a substantial effect on the price of an issuer's securities. Information is non-public until it has been effectively communicated or made available to the market price.

4.   Exempted Transactions

          The prohibitions of Section 5(a)-(d) of this Code of Ethics shall not apply to:

     (a) Purchases or sales effected in any account over which the access person has no direct or indirect influence or control or in any account of the access person which is managed on a discretionary basis by a person other than such access person and with respect to which such access person does not in fact influence or control such transactions.

     (b) Purchases or sales of securities which are not eligible for purchase or sale by a Company.

     (c) Purchases or sales which are nonvolitional on the part of either the access person or a Company.

     (d)  Purchases which are part of an automatic dividend reinvestment plan.

     (e) Purchases effected upon the exercise of rights issued by an issuer, pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

     (f) Purchases or sales of securities which receive the prior approval of the Compliance Officer (or their designees) (such approving officer having no personal interest in such purchases or sales) because such purchases or sales are not likely to have any economic impact on a Company or on its ability to purchase or sell securities of the same class or other securities of the same issuer.

     (g) Any equity securities transaction, or series of related transactions, involving 500 shares or less in the aggregate, if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than $1 billion.

     (h) Purchases or sales which are only remotely potentially harmful to the Trust because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by a Company.

5.   Prohibited Purchases and Sales

     (a) No access person shall purchase or sell, directly or indirectly, any security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to such person's actual knowledge at the time of such purchase or sale:

          (i)  is being considered for purchase or sale by a Company; or

          (ii) is being purchased or sold by a Company.

     (b) No access person shall reveal to any other person (except in the normal course of his or her duties on behalf of a Company) any information regarding securities transactions by a Company or consideration by a Company or FIG Advisors of any securities transaction.

     (c) No access person shall make recommendations concerning the purchase or sale of securities by a Company or any series thereof without disclosing any interest such access person has in the securities or issuer thereof, including, without limitation:

          (i) any direct or indirect beneficial ownership of any securities of such issuer;

          (ii) any contemplated transaction by such person in such securities;

          (iii) any position with such issuer or its affiliates; and

          (iv) any present or proposed business relationship with such issuer or its affiliates on the one hand, and such person or any party in which such person has a significant interest, on the other; provided, however, that in the event the interest of such access person in such securities or issuer is not material to his or her personal net worth and any contemplated transaction by such person in such securities cannot reasonably be expected to have a material adverse effect on any such transaction by a Company or any series thereof or on the market for the securities generally, such access person shall not be required to disclose his or her interest in the securities or issuer thereof in connection with any such recommendation.

     (d) No access person of a Company shall participate in any securities transactions on a joint basis with a Company in violation of applicable law.

     (e) No access person shall engage in "insider trading" whether for his or her own benefit or the benefit of a Company, FIG Advisors or others.

     (f) No investment personnel shall participate Initial Public Offerings or in private placements of securities unless the Compliance Officer reviews and approves such participation. Approval will only be granted if the Compliance Officer determines the investment does not cause a conflict of interest between the investment personnel, FIG Advisors and the Company. The Compliance Officer's decision, and the rationale supporting his or her decision, will be retained in the records of FIG Advisors.

6.   Reporting

     (a) Every access person, subject to the exception in paragraph (b) below for independent trustees or managers, shall report to the Compliance Officer the information described in Section 6(c) of this Code with respect to (i) transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security and (ii) holding of all securities, on an initial and annual basis, in which such access person has direct or indirect beneficial ownership; provided, however, that an access person shall not be required to make a report with respect to transactions effected in any account over which such person does not have any direct or indirect influence or control or in any account which is managed on a discretionary basis by a person other than such access person and with respect to which such access does not in fact influence or control such transactions. The Compliance Officer shall maintain such reports and such other records as are required by Rule l7j-l under the Act and set forth in Section 7 below.

     (b) An independent trustee or manager of a Company need only report to the Compliance Officer a transaction if such trustee or manager at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee of a Company, should have known that during the 15-day period immediately preceding or after the date of the transaction by the trustees security is or was purchased or sold by a Company or any series thereof or such purchase or sale was being considered for purchase or sale by a Company or FIG Advisors. Independent trustees or managers are not required to make the initial holdings reports set forth in Section 6(c)(ii) below and the quarterly reporting requirements set forth in
          Section 6(c)(i) below or the annual holdings report set forth in
          Section 6(c)(iii) below, unless a transaction described in this paragraph has occurred in such quarter.

     (c)  Every report shall be in writing and shall be delivered not later than
          (i) 30 days after the end of the calendar quarter in which a transaction to which the report relates was effected and (ii) 10 days after the individual becomes an access person (which information must be current as of a date no more than 45 days prior to the date the person becomes an access person), and (iii) annually (which information should be current as of a date no more than 45 days before the report is submitted), and shall contain the following information:

          (i) The date of the transaction and current holdings, the title and the number of shares and the principal amount of each security involved;

          (ii) The nature of all transactions (i.e., purchase, sale or other type of acquisition or disposition);

          (iii) The price at which transactions were effected;

          (iv) The name of the broker, dealer or bank with or through which the transactions were effected; and

          (v) With respect to any account established by an access person during the quarter in which any securities were held during the quarter for the direct or indirect benefit of the access person:

               (1)  name of the broker, dealer or bank;

               (2)  date account was established; and

               (3)  date that report is submitted to the Compliance Officer.

     (d) In lieu of the required report, so long as the information in the report required by 6(c) above is provided, an access person may instruct every brokerage firm at which such access person has an account to send duplicate confirmations of all securities transactions and monthly brokerage statements to the Compliance Officer. The annual report required by 6(c)(iii) can be made by confirming in writing the information accumulated through the year.

     (e) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that such person has any direct or indirect beneficial ownership in the security to which the report relates.

     (f) The information on securities transactions received and recorded by FIG Advisors under Rule 204-2(a)(l2) of the Investment Advisers Act of 1940 shall be deemed to satisfy the reporting requirements imposed on access persons of a Company who are officers or employees of FIG Advisors when to require information under this Code of Ethics would be duplicative of that already recorded by FIG Advisors.

     (g) All reports furnished pursuant to this Section will be reviewed by the Compliance Officer for compliance with these procedures. These reports will be kept confidential, subject to the right of inspection by the Board of Trustees/Directors or Managers of a Company, the Board of Directors of FIG Advisors and by the Securities and Exchange Commission.

7.   Maintenance of Records

          The Compliance Officer shall maintain and cause to be maintained in an easily accessible place, the following records:

     (a) A copy of any code of ethics adopted by the Investment Adviser or a Company pursuant to the Rule which is or has been in effect during the past five years;

     (b) A list of all persons who are, or within the preceding five years have been, required to make reports pursuant to the Rule and this Code;

     (c) A copy of each report made pursuant to the Rule and this Code within the preceding five years

     (d) A copy of any decision and reasons supporting such decision to approve a pre-clearance transaction pursuant to this Code, made within the past five years after the end of the fiscal year in which such approval is granted; and

     (e) A copy of any record or report of violation of this Code and any action taken as a result of such violation.

8.   Sanctions

          Upon discovering a violation of this Code, the Board of Trustees/Directors or Managers of a Company or the Board of Directors of FIG Advisors, as applicable, may impose such sanctions as it deems appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator.

                               CERTIFICATION FORM

     This is to certify that I have read and understand the Consolidated Code of Ethics dated August 16, 2000 as amended through February 26, 2007, and that I recognize that I am subject to the provisions thereof and will comply with the policy and procedures stated therein.

     This is to further certify that I have complied with the requirements of such Code of Ethics and that I have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such Code of Ethics.


          Please sign your name here:
                                       -------------------------------
          Please print your name here:
                                       -------------------------------
          Please date here:
                                       -------------------------------

          Please sign two copies of this Certification Form, return one copy to ___________________________ and retain the other copy, together with a copy of the Code of Ethics, for your records.